Exhibit 1.1

MARIA CRISTINA DE OLIVEIRA VONDRAK Court-ApprovedTranslator – Idiom: English Registered with JUCESP under nº 1293 Decree 68/00 of 07/12/2000 CPF: 628.726.808-53 R.G 7.242.632 INSS 10431101555 CCM: 2.934.266.0 Al. Joaquim Eugênio de Lima, 130 – 1º andar 01419-000 São Paulo, SP – Brasil Fone: 55 (11) 3283-4099 Fax: 55 (11) 3284-1241 maria.cristina@bci.com.br BOOK Nº 009 SWORN TRANSLATION Nº: 467

I, MARIA CRISTINA DE OLIVEIRA VONDRAK, a Court-Approved Translator, duly admitted and sworn, do hereby certify that a document (“ESTATUTO SOCIAL DA SABESP”) written in Portuguese was presented to me, the true translation of which is set forth below, to the best of my knowledge and belief.

[logo]

THE BYLAWS OF SABESP

BYLAWS

CHAPTER I

CORPORATE NAME, PRINCIPAL PLACE OF BUSINESS, JURISDICTION, NATURE OF BUSINESS

AND DURATION

Article 1 – The COMPANHIA DE SANEAMENTO BÁSICO DO ESTADO DE SÃO PAULO (“SABESP”) is a domestic corporation, duly organized and existing pursuant to State Law n° 119, of June 29, 1973, and shall be governed by these Bylaws and by the applicable laws in force and effect.

    Sole Paragraph – The Company is the result of a merger between Companhia Metropolitana de Água de São Paulo (“COMASP”) and the Companhia Metropolitana de Saneamento de São Paulo (“SANESP”).

ARTICLE 2 - The nature of business of the Company is: (i) to plan, implement, perform and operate safe sanitation services in the State of São Paulo, including water catchment, delivery, treatment and distribution, including sewer (waste-water) collection, treatment and final disposal; (ii) to provide any such services and any direct or indirect benefits thereof, and providing any services in connection with the nature of its business, both in Brazil and in foreign countries; and (iii) hold interest in other entities of which the state government is a shareholder or a member, either directly or indirectly.

ARTICLE 3 - The Company has its principal place of business and jurisdiction in the city of Sao Paulo, State of Sao Paulo, and it may open, keep and close down any branches, chapters, agencies or offices anywhere in the State of Sao Paulo, at the Board of Director’s sole discretion.

Page nº ....... 109 MARIA CRISTINA DE OLIVEIRA VONDRAK Court-ApprovedTranslator – Idiom: English Registered with JUCESP under nº 1293 E-mail: maria.cristina@bci.com.br Phone: 55-11-3283-4099 BOOK Nº 009 SWORN TRANSLATION Nº 467

Article 4 – The Company shall exist in perpetuity.

CHAPTER II

CAPITAL STOCK, SHARES AND SHAREHOLDERS

Article 5 – Capital stock is Three billion, four hundred and three million, six hundred and eighty-eight thousand, five hundred and sixty-five Brazilian Reals and twenty-three cents (BRL 3,403,688,565.23), fully paid-up and subscribed, divided into twenty-eight billion, four hundred and seventy-nine million, five hundred and seventy-seven thousand, eight hundred and twenty-seven (28,479,827) registered, no par value common nominative shares.

Paragraph 1 – The capital stock shall be represented by common shares only. The shares are indivisible and each individual share shall have the right to one (1) vote in Shareholders’ Meetings.

Paragraph 2 - The Company may charge, or cause the entity which is the depositary or custodian of the registered shares owned by a shareholder to charge from the shareholder the cost involved in transferring stock ownership, subject to the limits set out by the Brazilian Security Exchange Commission (“CVM”).

ARTICLE 6 - The State Government Secretariat of Finance shall at all times hold the absolute majority of the Company’s common shares.

Paragraph 1 – No founder shares shall be issued for any shareholders or others.

Paragraph 2 - Subject to the provisions of this Article, any natural persons or business entities, whether private or state-owned, may hold Company stock.

ARTICLE 7 - Subject to a resolution approved by the Administrative Board, and upon the approval of the Fiscal Council, the Company will issue shares of stock for the maximum amount of four billion and one hundred million of Brazilian Reals (BRL 4,100,000,000.00), represented by forty billion (40,000,000,000) common shares, notwithstanding any changes in the Company Bylaws and subject to the legal limitation of action provided herein.

Paragraph 1 - Subject to legal provisions and to the provisions of these Bylaws, the Administrative Board is in charge of making the resolutions in connection with the issue, placement, subscription in cash or credit and the pay-up of any shares of stock that are issued and will determine in writing:

a) the number of shares to be issued;

Page nº 110 MARIA CRISTINA DE OLIVEIRA VONDRAK Court-ApprovedTranslator – Idiom: English Registered with JUCESP under nº 1293 E-mail: maria.cristina@bci.com.br Phone: 55-11-3283-4099 BOOK Nº 009 SWORN TRANSLATION Nº 467

b) the subscription terms and conditions;

c) the conditions for stock pay-up, including deadlines and number of installments, subject to the provisions of the heading of Article 8.

d) the minimum sales price for the stock that is placed or subscribed, subject to the applicable laws; and

e) the deadline for the placement or the subscription of stock.

Paragraph 2 - The issue of stock to be paid-up in property shall have the prior approval in a Shareholders’ Meeting.

Paragraph 3 - Any reports in the Company’s capital stock shall include at all times both the subscribed and paid-up amounts.

ARTICLE 8 - Any stock that is acquired or subscribed in capital increase efforts shall be in compliance with the terms and conditions set forth by the Administrative Board, and any amounts in connection thereof may be paid over in installments.

Sole Paragraph – Any shareholders who fail to pay up stock under that terms and conditions established in the subscription letter shall be subject to delinquent interest of one per cent (1%) per month, plus restatement according to an index that is applicable to corporate stock and a penalty that is equivalent to ten per cent (10%) of the amount in arrears.

ARTICLE 9 - In case of capital increase or the issue of convertible debentures and/ or the issue of subscription bonus upon private subscription, the shareholders shall be entitled to preemption rights to the extent of the number of shares owned by individual shareholders, subject to the provisions of Article 171 of Law 6,404/76. The preemption rights shall be exercised within the 30-day period after the publication of the minutes of the Shareholders’ Meeting or of the publication of notices in the State Government Gazette.

Sole Paragraph – After the thirty-day period for exercising the preemption rights set out in the heading of this article has expired, the Office which is in charge of the issue will decide about the disposal of any remaining unsubscribed stock.

ARTICLE 10 - Subject to a resolution approved by the Administrative Board, and subject to the approval of the Fiscal Council, the Company may purchase stock issued by it for the purpose of canceling any such stock or for keeping it as treasury stock or alternatively for its resale or replacement in the stock market, subject to the standards issued by the Security Exchange Commission (“CVM”) and any other applicable legal provisions.

Page nº ........ 111 MARIA CRISTINA DE OLIVEIRA VONDRAK Court-ApprovedTranslator – Idiom: English Registered with JUCESP under nº 1293 E-mail: maria.cristina@bci.com.br Phone: 55-11-3283-4099 BOOK Nº 009 SWORN TRANSLATION Nº 467

CHAPTER III:

THE MANAGEMENT

ARTICLE 11 - The Company shall be managed by the following bodies:

I – The Shareholders Meetings;

II – The Administrative Board;

III – The Board of Directors.

TITLE I

THE SHAREHOLDERS MEETINGS

Article 12 – The Shareholders Meetings shall take place on an annual basis, no later than four (4) months after the end of the fiscal year for the purposes that are set out in the applicable legislation and in these Bylaws, and, on a special basis, for any purpose as deemed necessary to discuss shareholders’ issues, as called by the Administrative Board, the Board of Directors, the Fiscal Council or the shareholders, according to the provisions of law.

Paragraph 1 - The Shareholders Meeting shall be called by a notice, to be published no later than fifteen (15) days prior to the meeting date, on a first call, and no later than eight (8) days prior to the meeting date, on a second call.

Paragraph 2 – All documents to be reviewed or discussed in Shareholders Meetings shall be made available to the shareholders at the São Paulo Stock Exchange (“BOVESPA”) and at the Company’s principal offices, from the date the first notice of the meeting is published as provided in the above paragraph.

Paragraph 3 – The Shareholders Meeting shall be chaired by the Chairman of the Administrative Board or by his deputy, who will choose a secretary among the shareholders presents.

TITLE II

THE ADMINISTRATIVE BOARD

ARTICLE 13 - The Administrative Board shall be comprised of a minimum of five (5) and a maximum of ten (10) members, all Company’s shareholders, and elected at a Shareholders’ Meeting, subject to the provisions of Article 239 of Law 6,404/76 (heading), and their fees and other benefits shall also be determined at the same meeting.

Paragraph 1 - Among the members of the Administrative Board elected at the Shareholders’ Meeting there will be one (1) Chairman, one (1) Deputy Chairman, who will deputy the Chairman upon his absence or disability.

Paragraph 2 - The name of one of the members of the Administrative Board shall be suggested by the Employee Representative Committee for review in the Shareholders Meeting.

Page nº 112 MARIA CRISTINA DE OLIVEIRA VONDRAK Court-ApprovedTranslator – Idiom: English Registered with JUCESP under nº 1293 E-mail: maria.cristina@bci.com.br Phone: 55-11-3283-4099 BOOK Nº 009 SWORN TRANSLATION Nº 467

Paragraph 3 - Any employee to be elected as an Employee Representative Committee Member shall have been a Company employee for a minimum of two (2) years.

Paragraph 4 - A member of the Board may be elected by a separate vote in the Shareholders Meeting for the majority shareholders representing at least 15% of the total Company stock, except for the majority shareholder, subject to the provisions of paragraph 4, Article 141 of Law n° 6,404/76.

Paragraph 5 - Notwithstanding the fact that the minority shareholders cannot reach the percentage referred to in paragraph 4 above, their representation in the Administrative Board is guaranteed pursuant to Article 239 of Law n° 6,404/76.

ARTICLE 14 - The term of office for the members of the Administrative Board shall be one (1) year, re-election being permitted.

Paragraph 1 - The members of the Administrative Board shall assume their offices upon the execution of their tenure in the Administrative Board Minutes and shall, at the inception and at the expiry of their terms of office, submit a statement of assets, as provided by the applicable laws.

Paragraph 2 - Upon the expiry of their term of office, Administrative Board members shall remain in office until their successors assume their respective offices.

Paragraph 3 - In case of a vacancy in the Administrative Board, a Shareholders’ Meeting shall be called to elect a replacement for the remaining term of office.

Paragraph 4 - The Chairman of the Administrative Board shall be replaced by the Deputy Chairman or, in the latter’s absence, by another board member appointed by him.

Paragraph 5 - In the case the office of the Chairman of the Administrative Board is vacant, the Deputy Chairman shall assume office, and the latter will remain in office until a new Chairman is elected in a Shareholders’ Meeting.

ARTICLE 15 – The Board of Directors shall monthly meet, on an ordinary basis, and extraordinarily, whenever summoned by its Chairman or by deliberation of the majority of its members, or even, by request of the Board of Executive Officers.

Sole Paragraph – The Board of Directors’ meetings shall only take place with the attendance of the majority of its members and the deliberations shall be taken by the majority of the votes of those attending the meeting, and the Chairman or its alternate, in the event of draw, shall be incumbent upon the casting vote.

ARTICLE 16 - The Administrative Board shall be in charge of:

I –	set up the Company’s business path;

II –	elect, appoint or remove any Director and determine their key responsibilities, subject to the provisions of these Bylaws;

Page nº 113 MARIA CRISTINA DE OLIVEIRA VONDRAK Court-ApprovedTranslator – Idiom: English Registered with JUCESP under nº 1293 E-mail: maria.cristina@bci.com.br Phone: 55-11-3283-4099 BOOK Nº 009 SWORN TRANSLATION Nº 467

III –	supervise the Directors’ actions and inspect Company’s books and documents at any time; request information on any agreements that were executed or any agreements that are about to be executed and any other actions;

IV –	call a Shareholders’ Meeting as it deems adequate or according to the provisions of Article 132 of Law n° 6,404, of December 15, 1976;

V –	make comments on the administration report and the Board of Directors’ accounts, including any plans and financial budgets and the execution of works, whether yearly or multi-yearly;

VI –	resolve on the issue of stock as provided in Article 7 of these Bylaws;

VII –	authorize the disposal of real property, as provided in the applicable law, including the provision of collateral, lien on property and any third-party covenants;

VIII –	appoint or remove independent accountants;

IX –	resolve on the issue of unsecured non-convertible debentures. As respects the other types of debentures, resolve on whether to issue debentures, on the terms and conditions for subscription and placement and the types of debentures to be issued; the time of issue, the conditions for the payment of interest, of profit payout and the debenture redemption premium, if any, upon expiry, including expiry, amortization and redemption conditions for any such debentures, as previously agreed in the Shareholders’ Meeting;

X –	assign to one of the directors the investor relation function, whether or not in addition to any other executive functions; investor relations include provide information to investors, to the Security Exchange Commission and to the Stock Exchange in which the Company is listed, as provided in the applicable laws;

XI –	take resolutions, as recommended by the Board of Directors, on external financing upon the issue of promissory notes as securities (as regulated by the Brazilian Currency Board as “commercial papers”).

TITLE III

THE BOARD OF DIRECTORS

Article 17 – The Company shall be managed by a Board of Directors comprised by a maximum of eight (8) members, either shareholders or not, all resident and domiciled in Brazil and elected by the Administrative Board; the Board of Directors shall be comprised by one President, a maximum of four (4) Vice-Presidents, a maximum of two (2) Directors and one (1) Representative Director.

Page nº 114 MARIA CRISTINA DE OLIVEIRA VONDRAK Court-ApprovedTranslator – Idiom: English Registered with JUCESP under nº 1293 E-mail: maria.cristina@bci.com.br Phone: 55-11-3283-4099 BOOK Nº 009 SWORN TRANSLATION Nº 467

Paragraph 1 - The Representative Director shall be nominated to the Administrative Board by the Employee Representative Committee and shall hold Office for the same period as the other Directors.

Paragraph 2 - Any employee to be elected as a Representative Director shall have been a Company employee for a minimum of two (2) years.

Paragraph 3 - The fees and other benefits for the members of the Board of Directors shall be determined in a Shareholders’ Meeting. The Representative Director shall choose between his salary and the Director’s fees.

ARTICLE 18 - The term of office for the members of the Board of Directors shall be two (2) years, re-election being permitted.

Paragraph 1 - The members of the Board of Directors shall assume their offices upon the execution of their tenure in the Board of Directors Minutes and shall, at the inception and at the expiry of their terms of office, submit a statement of assets, as provided by the applicable law.

Paragraph 2 - Upon the expiry of their term of office, the Board of Directors members shall remain in office until their successors assume their respective offices.

Paragraph 3 - In case of a vacancy in the Board of Directors, the Administrative Board shall appoint a replacement and the expiry of his term of office will coincide with the other members of the Board.

ARTICLE 19 - The Board of Directors shall meet at least once a month, upon a call by the President or by the majority of its members.

Sole Paragraph – The Board of Directors resolutions will be taken by the majority of vote and the President or his replacement shall be in charge of the casting vote, in case of a tie. There shall be a minimum of four (4) Directors for any resolutions to be valid and enforceable.

ARTICLE 20 - The Board of Directors shall have the powers to manage the Company business and shall perform any actions in connection with the nature of the Company’s business, including but not limited to take loans, dispose of personal property, open, operate and close banking accounts; draw, endorse and accept foreign exchange bills and issue and endorse promissory notes; and, subject to the provisions of Article 16, Indent XI, as securities (regulated by the Brazilian Currency Board), issue and endorse checks and other drafts, waive rights and provide collateral and guarantees in operations in connection with the Company, subject to the applicable provisions provided herein.

Paragraph 1 - Any disposal of and liens to the Company’s real property shall be subject to the prior consent of the Administrative Board or to a resolution in a Shareholders’ Meeting, as applicable.

Paragraph 2 - Any actions or documents resulting in financial liability to the Company or holding any third parties harmless or any liability in connection with the Company shall have the joint signatures of two Directors or of a Director or by two true and lawful attorneys-in-fact of the Company.

Page nº 115 MARIA CRISTINA DE OLIVEIRA VONDRAK Court-ApprovedTranslator – Idiom: English Registered with JUCESP under nº 1293 E-mail: maria.cristina@bci.com.br Phone: 55-11-3283-4099 BOOK Nº 009 SWORN TRANSLATION Nº 467

Article 21 – The Company, represented by its President jointly with one Director or, in case of the absence or disability of the President, by two Directors, shall appoint true and lawful attorneys (“ad-judicia” or “ad-negotia”); the power of attorney documents shall state the powers being assigned and how to exercise any such powers; in the ad-negotia power of attorney documents a deadline shall be specified for a maximum of one year.

Paragraph 1 - As an exception, the Board of Directors may authorize the appointment of one attorney- in-fact to represent the Company before governmental agencies.

Paragraph 2 - Any attorneys-in-fact holding ad-judicia powers of attorney may act jointly or severally.

ARTICLE 22 - Without prejudice to the provisions of Article 21 herein, the Board of Directors shall:

I –	perform all corporate acts that are necessary to manage company operations;

II -	approve the Company’s Bylaws and Standards;

III -	propose the general guidance to Company business to the Administrative Board;

IV -	Submit capital increase proposals and amendments to the Company Bylaws in Shareholders’ Meetings, subject to prior approval by the Fiscal Council, as the case may be, subject to the applicable laws;

V -	propose to the Administrative Board any divestitures of or liens to the Company’s real property;

VI –	submit to the Administrative Board any plans and financial budgets and the execution of works, whether yearly or multi-yearly;

VII -	discuss the appointment of deputies to Directors, as nominated by the President, in case of temporary disability and leave of absence;

VIII –	discuss property write-off;

IX -	nominate a deputy for the President in case of temporary disability, in case the President himself has not done so, as provided in Article 23, letter “f”;

X -	submit Managements Annual Report and Accounts in the Shareholders’ Meeting, with the prior approval of the Administrative Board and the Fiscal Council.

ARTICLE 23 - The President shall be in charge of:

a) represent the Company, in and out of court;

b) call and chair Board of Director meetings;

c) create and terminate position or functions, determining the respective compensations;

d) oversee and supervise all corporate areas and provide general guidance to all financial studies in connection with the Company business;

Page nº 116 MARIA CRISTINA DE OLIVEIRA VONDRAK Court-ApprovedTranslator – Idiom: English Registered with JUCESP under nº 1293 E-mail: maria.cristina@bci.com.br Phone: 55-11-3283-4099 BOOK Nº 009 SWORN TRANSLATION Nº 467

e) submit to the Administrative Board the distribution of assignments among Directors;

f) appoint his deputy in the case of temporary disability;

g) submit to the Board of Directors the appointment of deputy Directors in case of temporary disability or leave of absence;

ARTICLE 24 - The Directors shall be in charge of:

a) sitting in Board meetings;

b) perform the assignments as determined by the Administrative Board and the Board of Directors;

c) execute any deeds and perform any acts that call for the joint signature of two Directors

CHAPTER IV

THE FISCAL COUNCIL

Article 25 – The Company shall have a Fiscal Council with such assignments as provided by law, comprised by three (3) to five (5) effective members and an equal number of deputies; resident and domiciled in the country, either shareholders or not, to be elected in the Shareholders’ Meetings, subject to the provisions of Article 240 of Law n° 6,404/76, re-election being permitted.

Article 26 - The overall compensation of the Fiscal Council Members shall be subject to a resolution in the Shareholders Meeting.

ARTICLE 27 - In the case of a vacancy, absence or disability of any members, the respective deputies shall be called.

ARTICLE 28 - The members of the Fiscal Council shall assume their offices upon the execution of their tenure in the Fiscal Council Minutes and shall, at the inception and at the expiry of their terms of office, submit a statement of assets, as provided by the applicable law.

CHAPTER V

FISCAL YEAR, BALANCE SHEETS AND DIVIDEND PAYOUT

Article 29 – The fiscal year shall begin on January 1 and shall end on December 31 each year, after which the applicable financial statements shall be prepared, as provided below:

I – Balance Sheet;

Page nº 117 MARIA CRISTINA DE OLIVEIRA VONDRAK Court-ApprovedTranslator – Idiom: English Registered with JUCESP under nº 1293 E-mail: maria.cristina@bci.com.br Phone: 55-11-3283-4099 BOOK Nº 009 SWORN TRANSLATION Nº 467

II – Statement of Changes in the Shareholders Equity;

III – Profit and loss statement;

IV – Statement of changes in the financial position.

ARTICLE 30 - The following provisions shall rule the net income ascertained in the balance sheet:

I – From the net income for the year, retained losses and the provision for income tax shall be deducted before any dividend payout takes place;

II – The net income so ascertained, if any, shall be allocated as follows:

a) 5% to set up legal reserves, limited to the amounts determined by law;

b) dividend payout to shareholders for an amount at least equivalent to 25% of the net income ascertained as provided by law and these Bylaws;

c) the remaining balance shall be allocated as determined in the Shareholders’ Meeting, with the prior approval of the Administrative Board and the Fiscal Council.

Paragraph 1 – In case the minimum dividend payout ascertained is in excess of the portion of the realized net income for the year, the Management may propose that any such excess is allocated to unrealized profits, to be approved in the Shareholders’ Meeting

Paragraph 2 - The Board of Directors, subject to approval by the Administrative Board and the Fiscal Council, may authorize the payment of interest as yield on equity capital to shareholders, as provided by law, which may be deducted from dividend payable and any such amounts shall be deemed as dividend payout for all legal purposes.

ARTICLE 31 - Any dividends due to shareholders shall be paid not later than sixty (60) days from the publication of the Minutes of the Shareholders Meeting approving it.

Sole Paragraph – Any dividends approved shall not yield interest and any amounts that are not claimed within the three (3) year period from the date of the applicable Shareholders Meeting shall inure to the benefit of the Company.

Page nº 118 MARIA CRISTINA DE OLIVEIRA VONDRAK Court-ApprovedTranslator – Idiom: English Registered with JUCESP under nº 1293 E-mail: maria.cristina@bci.com.br Phone: 55-11-3283-4099 BOOK Nº 009 SWORN TRANSLATION Nº 467

CHAPTER VI

LIQUIDATION

ARTICLE 32 - The Company shall be liquidated under the circumstances provided by law and the procedures for the liquidation shall be established in a Shareholders Meeting, which shall appoint a receiver and elect the Fiscal Council for the liquidation period and set out the compensation for both.

CHAPTER VII

MISCELLANEOUS

ARTICLE 33 - For all legal purposes, the provisions of the State Constitution enacted on October 5, 1989 and the state laws in connection with decentralized entities shall become an integral part of these Bylaws, as applicable.

ARTICLE 34 - According to the provisions of law, the Company is the lawful successor to any rights and obligations of both Companhia Metropolitana de Água de São Paulo - COMASP and the Companhia Metropolitana de Saneamento de São Paulo - SANESP, which merger originated the Company, and shall be responsible and liable for the above cited companies and before any third parties, including governmental agencies and domestic and foreign entities for any financial obligations in connection with either.

Sole Paragraph – The Company is subrogated for all the rights and obligations of Superintendência de Água e Esgotos da Capital (“SAEC”) and Fomento Estadual de Saneamento Básico (“FESB”), pursuant to Articles 9 and 17 and their respective sole paragraphs, both of State Law n° 119, of June 29, 1973, which authorized its organization.

ARTICLE 35 - The Employee Representative Committee shall have only Company Employees as members; its composition and assignments shall be determined according to special bylaws, subject to the approval of the Company Administrative Board.

ARTICLE 36 - As the sponsor of the Fundação SABESP de Seguridade Social (“SABESPREV”), duly organized by Ministry of Labor and Social Security Ordinance n° 3556, of 8/8/90, the Company shall sponsor SABESPREV, subject to the following conditions:

I – The monthly contributions by the Sponsor shall not exceed 2.1% of the gross payroll (gross salaries, not including payroll charges), subject to the applicable social security laws.

Page nº 119 MARIA CRISTINA DE OLIVEIRA VONDRAK Court-ApprovedTranslator – Idiom: English Registered with JUCESP under nº 1293 E-mail: maria.cristina@bci.com.br Phone: 55-11-3283-4099 BOOK Nº 009 SWORN TRANSLATION Nº 467

II – In case the resources are not sufficient to pay the pensions due to beneficiaries, the Sponsor shall not increase its contribution, i.e., 2.1% of payroll and SABESPREV shall increase employee contribution or shall reduce the amount paid as pensions accordingly, subject to the applicable laws.

III - SABESPREV shall build its assets with its own income or, in case the Company must transfer any securities or personal property or real property, make investments, bear any costs or expenses for or provide collateral to SABESPREV, it shall seek prior approval from the CODEC or from the Secretariat of Finance, and the amounts shall be offset by the contribution set out in indent I of this article, through monthly transfers.

IV – In order to avoid the indirect distribution of resources above the applicable limit, any assignments of Company employees to SABESPREV or any service agreements to be executed among SABESPREV and the Company shall be subject to offset and to the prior approval of CODEC and of the Secretariat of Finance.

V – Company Directors, in addition to their responsibilities and assignments as determined by law, shall also be liable for any noncompliance with the standards set out in these Bylaws in connection with SABESP sponsoring SABESPREV.

CHAPTER VIII

CHANGE OF OWNERSHIP

AND THE CANCELING OF THE LISTED COMPANY REGISTRY

ARTICLE 37 - Any changes in the Company ownership on valuable consideration, either through a single transaction or through a number of successive transactions, shall be performed under a suspensive or resolutive conditions the new owner shall provide no later than 90 days after the change of ownership date, a public offer to purchase stock from the remaining shareholders, in such a way as to ensure that they shall have an equal treatment as the seller.

ARTICLE 38 - The public offer referred to above shall also take place in the case of sale of stock and other securities’ subscription rights, or of any other rights or title in connection with securities that are convertible to stock that may give rise to change of ownership in the company.

ARTICLE 39 - Any shareholders who acquire the ownership of the company through a share purchase agreement performed with the majority shareholder, regardless of the number of shares purchased, shall:

I.	make the public offer as provided in Article 37 herein; and

II.	reimburse shareholders from whom he has purchased stock in a stock exchange in the six (6) month period before the date the shares representing the majority of stock are transferred and shall pay the

Page nº 120 MARIA CRISTINA DE OLIVEIRA VONDRAK Court-ApprovedTranslator – Idiom: English Registered with JUCESP under nº 1293 E-mail: maria.cristina@bci.com.br Phone: 55-11-3283-4099 BOOK Nº 009 SWORN TRANSLATION Nº 467

former any differences between the amount paid by the shares representing the majority of stock and the amounts paid in the stock exchange for any company stock in the same period, duly restated until the payment date.

ARTICLE 40 - In the stock purchase public offer to be made by the majority shareholder to cancel the company registry as a listed company, the minimum price of the offer shall be equivalent to the amount ascertained in an assessment report.

ARTICLE 41 - The assessment report referred to herein above shall be prepared by an expert firm with proven background and independent from the Company, its management and majority shareholders and the report shall also meet the requirements of paragraph 1, article 8 of Law n° 6,404/76 and include the liability provided in paragraph 6 of the same article of the Law.

Paragraph 1 - The choice of the expert firm to ascertain the Company’s worth shall be determined in a Shareholders Meeting upon the submission of a list of three firms by the Administrative Board and the resolution shall be made by absolute majority of vote representing the outstanding stock in the Shareholders Meeting in which the business is discussed; blank votes shall not be counted, excluding (1) the stock owned by the majority shareholder, his spouse, partner and dependents included in his annual income tax return, (2) any treasury stock; (3) any stock held by any subsidiary or associated companies of the Company and/or the majority shareholder; (4) any other companies who belong to the same group as the latter; (5) any special class preferred stock with the purpose to ensure differentiated political rights or that are non-transferable and/or owned by the privatizing agent.

Paragraph 2 - Any costs or expenses in connection with the preparation of assessment reports shall be borne by the majority shareholder.

ARTICLE 42 - Any contingencies in these Bylaws not covered by statutory laws shall be resolved in a Shareholders Meeting and shall be regulated according to the provisions of Law n° 6,404, of December 15, 1976.

ARTICLE 43 - Any controversy or claims arising out of corporate governance practices provided in these Bylaws and in the relationship among the Company, its shareholders, managers, Fiscal Council members shall be submitted to arbitration, governed by Law nº 9,307/96, and within the rules of the Câmara de Arbitragem do Mercado of the Bolsa de Valores de São Paulo – BOVESPA, except to the extent of rights that cannot be waived. In item “3”, the State Attorney General may authorize the execution of the New Market Adherence Agreement by and between the Companhia de Saneamento Básico do Estado de São Paulo – SABESP and the Bolsa de Valores de São Paulo (the São Paulo Security Exchange Commission). Last but not least it should be reminded that no economic or financial matters should be resolved in Shareholders Meetings, the State Government Secretariat of Finance Representative being in charge of overseeing the compliance by the Management of the applicable laws.

Page nº 121 MARIA CRISTINA DE OLIVEIRA VONDRAK Court-ApprovedTranslator – Idiom: English Registered with JUCESP under nº 1293 E-mail: maria.cristina@bci.com.br Phone: 55-11-3283-4099 BOOK Nº 009 SWORN TRANSLATION Nº 467 Page nº 122 IN WITNESS WHEREOF I have hereunto set my hand and seal. Book nº 009.

São Paulo (Brazil), December 13, 2004.

Maria Cristina de Oliveira Vondrak

Sworn Public Translator